EXHIBIT 99.2

PORTER BANCORP ANNOUNCES REFINANCING OF TRUST PREFERRED SECURITIES

LOUISVILLE, Kentucky -- Porter Bancorp, Inc. (Nasdaq: PBIB) announced today that is has completed the refinancing of $14 million of its floating rate trust preferred securities.

On December 18, 2006, three wholly owned trust subsidiaries of Porter (Porter Statutory Trust I, BBA Statutory Trust I and Ascencia Statutory Trust I) redeemed a total of $14 million of floating rate trust preferred securities. These floating rate trust preferred securities were subject to a quarterly distribution at a floating rate equal to the three-month LIBOR plus 3.60% per annum. The floating rate trust preferred securities were redeemed at their $1,000 liquidation amount, plus all accrued and unpaid distributions per security to the redemption date.

The redemption of the trust preferred securities was funded with the proceeds of a private placement of $14 million in aggregate principal amount of trust preferred securities on December 14, 2006. The newly issued trust preferred securities were issued by Porter Statutory Trust IV, a newly formed trust subsidiary of Porter. The new trust preferred securities mature on March 1, 2037, are redeemable at Porter's option beginning after five years, and require quarterly distributions at a floating rate equal to three-month LIBOR plus 1.67% per annum.

In connection with the redemption, Porter will write off approximately $280,000 of unamortized issuance costs during the fourth quarter. Given the current interest rate environment, expected annual interest expense savings arising from the redemption should offset the write-off.

Porter Bancorp, Inc. is a bank holding company headquartered in Louisville, Kentucky and the seventh largest independent banking organization domiciled in the Commonwealth of Kentucky based on total assets. Through our subsidiary PBI Bank, we operate banking offices in Louisville and 12 other Kentucky communities located along central Kentucky's Interstate 65 corridor, which runs through Louisville and central Kentucky and connects Chicago and Indianapolis to Nashville and Atlanta. Porter Bancorp's common stock is traded on the Nasdaq Global Market under the symbol "PBIB."

Statements in this press release relating to Porter Bancorp's plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations. Porter Bancorp's actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the "Risk Factors" section of the Company's Form S-1 Registration Statement (Reg. No. 333-133198) and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

PBIB-G

CONTACT:

Porter Bancorp, Inc.

Maria L. Bouvette, 502-499-4800

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